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                     [RALCORP HOLDINGS, INC. LETTERHEAD]

PRESS RELEASE
                                                                    EXHIBIT 99.1

For Release:
Contact:

             IMMEDIATE
             PATRICK T. FARRELL
             314/877-7095


                SALE OF RALCORP SKI OPERATIONS TO VAIL APPROVED

ST. LOUIS, MO, JANUARY 3, 1997 . . . For the second time in nine days, a government agency has agreed not to oppose the pending sale of a major Ralcorp business unit. The United States Department of Justice today announced that they have completed their investigation and will allow Ralcorp to complete the sale of its ski resort holdings to Vail Resorts, Inc., provided Vail divests of the smallest of Ralcorp's three resorts, Arapahoe Basin, after the sale is completed. On December 26, 1996, Ralcorp also learned that the Federal Trade Commission had agreed to allow the Company to complete the $570 million sale of its branded cereal and snack business to General Mills.

In July, Ralcorp announced that it had reached a definitive agreement to sell its three Colorado ski resorts to Vail Resorts, Inc., for stock and assumed debt. The transaction was subject to anti-trust review pursuant to the Hart-Scott-Rodino Act. With the filing of today's consent decree, Vail and Ralcorp immediately closed the deal.

The Ralcorp ski transaction has been valued at $310 million. The value will be realized through an approximate 25 percent ownership interest by Ralcorp in the new ski company as well as the assumption of $165 million in Ralcorp debt by Vail Resorts.

The combination of Ralcorp's Keystone, Breckenridge and Arapahoe Basin ski areas and extensive related real estate holdings with Vail Resorts' Vail ski area and Beaver Creek Resort, will create the largest ski resort company in the world, based on revenues and skier days. Excluding Arapahoe Basin, revenues and skier days of the combined companies for the last fiscal year were approximately $320 million and 4.6 million, respectively.

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The Company announced on December 26, 1996, that it expects to complete the
General Mills transaction on January 31, 1997, provided shareholders approve the cereal and snack transaction and the spin-off of the remaining Ralcorp businesses.

"Once we complete both the ski and branded cereal transactions, Ralcorp Holdings will emerge as a company that is focused on businesses where it has strong positions -- private label cereal, private label crackers and cookies and branded baby food -- and with a debt-free balance sheet," said Joe R. Micheletto, President and Chief Executive Officer of Ralcorp Holdings. "This will also allowed us to deliver approximately $880 million in value to our shareholders and strengthen our remaining operations."



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